EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2010, with respect to the consolidated financial statements of Imperial Industries, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Imperial Industries, Inc. on Forms S-8 (File No. 333-136203, effective on July 31, 2006, File No. 333-136204, effective July 31, 2006 and File No. 333-51106, effective December 1, 2000).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

March 19, 2010